Exhibit 99.1
Leading Energy Efficiency Appraisal Firm Provides Highly Favorable Assessment of Green St. Energy’s Tehachapi Land to Be Utilized as a Wind Farm

3TIER Report Provides Strong Support of Property’s Commercial Viability for Wind Production; Wind Speeds Estimated at 7.8 meters per second, reflecting an approximate class 7 wind resource described as “very good to excellent”

TEHACHAPI, California –

Green St. Energy (OTCBB: MWAV), formerly known as M-Wave, announced today results of an appraisal conducted by 3TIER, a leading global energy assessment firm, on land located in Tehachapi, California to be used as a wind farm. Green St. Energy recently announced plans to become a renewable energy company, and entered into a definitive agreement to acquire 160 acres of land in this prolific area for the production of energy from wind; 10,000 wind turbines, one of the highest concentrations of wind power generators in the US, are already up and running in the Tehachapi valley area. 3TIER’s FirstLook Report estimated the average wind speed at the Green St. Energy location of 7.8 meters per second, or 17.5 mph. This means that the Firm is 68% confident that the true wind speed at the location is between 14.5 and 20.4 mph.

The FirstLook Report also estimated that the power capacity factor at the location,  a common assessment tool for wind farm viability, is 40%.

This rating is considered Excellent by industry standards. Many existing US wind farms have been financed and are being operated successfully at 28% to 30% capacity factors; thus, the Green St. Energy Tehachapi site rating by 3TIER indicates a wind power capacity that is approximately 33% greater than average standards for finance-able wind farms in the US market. The 40% power capacity rating is an annual average power capacity based on a turbine-type that is typical for the property.

“We are excited that a leading energy consulting firm has determined that the wind speeds at the land are so strong,” said Tony Cataldo, Green St. Energy’s Chairman and CEO. “This has important implications for our ability to attract developmental partners and financing for the project. We believe there is significant upside potential for the Property and are confident that the infrastructure in place in Tehachapi, the long history of wind project success in the Tehachapi region and highly attractive characteristics of this land enhances our ability to generate significant revenue from this Project.”

The Company also announced today that it has changed its name from M-Wave, Inc. to Green St. Energy to better reflect its current business and operations.

About Green St. Energy

Green St. Energy has assembled a strong management team and advisory group with high level wind industry relationships with companies such as GE Wind, Vestas International, and the American Wind Energy Association. The company is poised to bring numerous high value assets into their renewable energy project portfolio over the coming 8 to 12 months. The firm can be contacted at: 123 Green Street, Suite 1000, Tehachapi, California 93561. CEO Anthony Cataldo can be contacted at: (310) 556-9688.

About 3 TIER

3TIER is an energy assessment and efficiency company: the Firm provides the core data and knowledge for clients to make the best decisions regarding their investment in a renewable energy generation technology. The Firm uses sophisticated computer modeling systems, in-house expertise and reliable delivery mechanisms to forecast both the short-term intermittency and the long-term availability of renewable energy. The Firm provide utility-scale, scientifically based assessment and forecast products and services to our clients. Founded in 1999, 3TIER is a privately-held, equal opportunity employer based in Seattle, WA with offices around the world.

Additional details on the transaction may be found in the Company’s 8-K filing. Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

Contact:
CEOcast, Inc. for M-Wave
Dan Schustack, 212-732-4300